OC-421988

Certificate of Registration By Way of Continuation

I, ***LISA MOORE-JERVIS*** *Assistant Registrar of Companies in and for the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

Moolec Science SA

an Exempted Company registered by way of continuation in the Cayman Islands with Limited Liability with effect from 22nd day of May Two Thousand Twenty-Five

Given under my hand and Seal at George Town in the Island of Grand Cayman this 22nd day of May Two Thousand Twenty-Five

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 512095526822
www.verify.gov.ky
29 May 2025